PRESS RELEASE FOR IMMEDIATE RELEASE Contact: Thomas Prame Chief Executive Officer and President Phone: (219) 814-5983 Horizon Bank Appoints Larry S. Magnesen to Serve as Independent Director MICHIGAN CITY, Ind., October 14, 2025 – (NASDAQ GS: HBNC) Horizon Bancorp, Inc. (“Horizon” or the “Company”) announces the appointment of Larry S. Magnesen to serve as independent director on the Company’s Board of Directors, effective on October 10, 2025. Currently serving on Horizon Bank’s Board of Directors, Magnesen is the retired Senior Vice President, Corporate Communications Director at Fifth Third Bank (Chicago) with over forty years of experience in the banking industry. During his time with Fifth Third Bank, he also served as Chief Reputation Officer and Chief Marketing Officer based in Cincinnati, Ohio, and Senior Vice President, Regional Marketing based in Grand Rapids, Michigan. Previously, Magnesen served various roles in Retail Banking, Business Banking, and Marketing at other banks including Old Kent Bank, Banc One Ohio Corporation, now part of Chase Bank, and Citibank. Additionally, he served in leadership roles on non-profit boards in communities throughout the Midwest including, LISC Grand Rapids, Meijer Gardens and Sculpture Park, and Public Media Connect. Magnesen earned his bachelor’s degree in Psychology and International Business from Carthage College in Kenosha, Wisconsin, and has a Master of Management from Northwestern University, J.L. Kellogg Graduate School of Management with dual concentrations in Marketing and Finance. “Larry’s extensive leadership experience at one of the nation’s leading regional banks enables him to provide valuable insights to Horizon’s Board of Directors at a pivotal time in our growth,” said Thomas M. Prame, Chairman and President of Horizon Bank and Chief Executive Officer and President of the Company. “His deep banking knowledge and significant understanding of our core markets will add value as we continue to build out Horizon’s highly valued Midwest franchise. We are pleased to welcome Larry as our newest independent director and look forward to his guidance as Horizon Bank continues delivering exceptional financial services while supporting the communities in which we operate across Indiana and Michigan.” “I am grateful that Larry’s service to Horizon will continue as a member of the Company’s independent board of directors,” concluded Eric P. Blackhurst, Board Chair. “His understanding of the complexities of the banking industry will be an asset to our Board, and I look forward to his additional contributions in this role.” With his addition to the Horizon Bancorp Board, Magnesen joins the Enterprise Risk Management, Credit Policy, and Fair Lending Committee and the Wealth Committee.

About Horizon Bancorp, Inc. Horizon Bancorp, Inc. (NASDAQ: HBNC) is the $7.7 billion-asset (as of June 30, 2025) commercial bank holding company for Horizon Bank, which serves customers across diverse and economically attractive Midwestern markets through convenient digital and virtual tools, as well as its Indiana and Michigan branches. Horizon’s retail offerings include prime residential and other secured consumer lending to in-market customers, as well as a range of personal banking and wealth management solutions. Horizon also provides a comprehensive array of in- market business banking and treasury management services, as well as equipment financing solutions for customers regionally and nationally, with commercial lending representing over half of total loans. More information on Horizon, headquartered in Northwest Indiana’s Michigan City, is available at horizonbank.com and investor.horizonbank.com.